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NEW AMERICA NETWORK, INC.'s SUBSIDIARIES:


            SUBSIDIARY                         JURISDICTION OF INCORPORATION
           ------------                       -------------------------------

      1.   REALQuest, Inc.                              New Jersey

      2.   New America Management, Inc.                  New Jersey

      3.   New America International, Inc.              New Jersey